DLA Piper (Puerto Rico) LLC 500 Calle de la Tanca Ste 401 San Juan PR 00901-1969 www.dlapiper.com T 787.945.9101

May 24, 2021

Atlas U.S. Tactical Income Fund, Inc.

Buchanan Office Center,

Road 165 #40, Suite 201

Guaynabo PR 00968

RE: Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as Puerto Rico counsel to Atlas U.S. Tactical Income Fund, Inc., a Puerto Rico corporation (the “Fund”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, pursuant to a Registration Statement (“Registration Statement”) on Form N-1A (File No. 811-23623) of the Fund’s shares of common stock (the ”Shares”) The Fund is authorized to issue 1 billion Shares.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Fund’s Articles of Incorporation, the Registration Statement, and the resolutions adopted by its Board of Directors (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares in a continuous public offering, and have considered such other legal and factual matters as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing the Registration Statement, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Fund. As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Fund, upon statements made to us in discussions with the Fund’s management and upon statements and certificates of public officials.

Based upon the foregoing, we are of the opinion that the Shares of the Fund proposed to be sold pursuant to the Registration Statement, as made effective by the U.S. Securities and Exchange Commission, when sold in accordance with the resolutions of the Board of Directors of the Fund (subject to the ratification of the shareholders with respect to certain of the Shares) and with the terms of the Registration Statement and the requirements of applicable federal and Puerto Rico laws and delivered by the Fund against receipt of  the net asset value per share of the Fund, as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Counsel” in the Statement of Additional Information contained in the Registration Statement in connection with the continuous offering of the Shares of the Fund. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein. This opinion is limited to the laws of the Commonwealth of Puerto Rico in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such laws be changed by legislative action, judicial decision or otherwise.

We do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico.

Very truly yours,

DLA Piper (Puerto Rico) LLC